Exhibit 5.1

Date	October 24, 2022
Uranium Energy Corp. 1030 West Georgia Street, Suite 1830 Vancouver, British Columbia V6E 2Y3

Attention:         Board of Directors

Dear Sirs:

Re:         Uranium Energy Corp. – Registration Statement on Form S-3

We have acted as counsel to Uranium Energy Corp. (the “Company”) in connection with the Company’s registration statement on Form S-3 (the “Registration Statement”), dated October 24, 2022, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement relates to the registration of 17,805,815 shares of common stock of the Company (collectively, the “Shares”) for resale by the selling shareholder named in the Registration Statement (the “Selling Shareholder”). The Shares were issued by the Company on October 14, 2022 pursuant to the closing of a certain Share Purchase and Sale Agreement, dated October 11, 2022 (the “Share Purchase and Sale Agreement”), to which the Selling Shareholder is the vending party.

In rendering this opinion set for below, we have reviewed:

●	the Registration Statement;

●	the Company’s Articles of Incorporation;

●	the Company’s Bylaws;

●	certain records of the Company’s corporate proceedings, including resolutions of the directors approving the transactions described above;

●	the Share Purchase and Sale Agreement;

●	an Officer’s Certificate executed by Pat Obara, in his capacity as the Company’s Chief Financial Officer, dated October 24, 2022; and

●	such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares held by the Selling Stockholder are validly issued, fully paid and non-assessable shares of the Company’s common stock.

McMillan LLP | Royal Centre, 1055 W. Georgia St., Suite 1500, PO Box 11117, Vancouver, BC, Canada V6E 4N7 | t 604.689.9111 | f 604.685.7084

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October 24, 2022 Page 2

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

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the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws; we have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

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we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect; and

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we have assumed that each of the statements made and certified in the Officer’s Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the prospectus included therein entitled “Interests of Named Experts and Counsel”.

Yours truly,

/s/ McMillan LLP